Filed Pursuant to Rule 424(b)(5)
Registration No. 333-172935

PROSPECTUS SUPPLEMENT
(To prospectus dated June 3, 2011)

2,000,000 Shares

Common Stock
$14.50 per share

We are offering 2,000,000 shares of our common stock in this offering.

Our common stock is quoted on the Nasdaq Global Market under the symbol “MIND.” On June 16, 2011, the last sales price of the shares as reported on the Nasdaq Global Market was $15.99 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$14.50	$29,000,000
Underwriting Discount	$0.79	$1,580,000
Proceeds, Before Expenses, to Us	$13.71	$27,420,000

We estimate the total expenses of this offering, excluding the underwriting discounts and commissions, will be approximately $250,000. We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to a total of 300,000 additional shares of our common stock at the public offering price per share, less the underwriting discounts and commissions, to cover any over-allotments.

We anticipate delivery of the shares will be made on or about June 22, 2011, subject to customary closing conditions.

Global Hunter Securities

Ladenburg Thalmann & Co. Inc.

Prospectus Supplement dated June 17, 2011

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document is organized in two parts. The first part is the prospectus supplement, which describes our business and the specific terms of this offering of our common stock. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to our common stock or this offering. If the information relating to the offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related free writing prospectus. Neither we nor the underwriters have authorized any dealer, salesman or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of a security.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus supplement to “we,” “our,” “us,” or “Mitcham” are to Mitcham Industries, Inc. and its subsidiaries.

S-ii

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference. It is not complete and does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of our business and this offering. Please read the section entitled “Risk Factors” commencing on page S-9 of this prospectus supplement and additional information contained in our Annual Report on Form 10-K for the year ended January 31, 2011 incorporated by reference in this prospectus supplement for more information about important factors you should consider before investing in our common stock in this offering.

Our Company

Mitcham Industries, Inc., a Texas corporation, was incorporated in 1987. We lease and sell geophysical and other equipment used primarily by seismic data acquisition contractors to perform seismic data acquisition surveys on land, in transition zones (marsh and shallow water areas) and marine areas. We conduct our operations on a worldwide basis and believe that we are the world’s largest independent lessor of seismic equipment. We operate in two business segments, equipment leasing and equipment manufacturing.

Equipment Leasing. We own a comprehensive lease pool of seismic equipment for short-term leasing to companies in the oil and gas industry throughout the world. We conduct our leasing business through Mitcham, through our wholly-owned subsidiaries, Mitcham Canada Ltd (“MCL”), Seismic Asia Pacific Pty Ltd. (“SAP”), Mitcham Seismic Eurasia LLC (“MSE”), and Absolute Equipment Solutions, Inc. (“AES”), and through our branches in Colombia and Peru. Our customers are primarily seismic data acquisition contractors and oil field service providers (in the case of downhole equipment). We lease this equipment multiple times until the earlier of the end of its useful life or its sale. Our equipment leasing services generally include the lease of the various components of seismic data acquisition systems and related equipment to meet a customer’s job specifications. These specifications frequently vary as to the number of required recording channels, geophones, energy sources (e.g., earth vibrators) and other equipment. Our customers generally lease seismic equipment to supplement their own inventory of recording channels and related equipment.

Our land equipment lease pool includes a total of over 134,000 seismic recording land channels (each channel capable of electronically converting seismic data from analog to digital format and transmitting the digital data), geophones and cables, and other peripheral equipment. Our lease pool of marine seismic equipment includes more than 19 kilometers of streamers (recording channels that are towed behind a vessel), air compressors, air guns, streamer positioning equipment, energy source controllers and other equipment. Our lease pool of downhole equipment includes approximately 290 levels of downhole seismic tools. Our lease pool equipment is manufactured by leading seismic equipment manufacturers and is widely used in the seismic industry. Our marine lease pool includes energy source controllers and RGPS tracking systems that we manufacture.

Lease Pool Equipment Sales. On occasion, we sell used equipment from our lease pool, normally in response to specific customer demand or to declining demand for rental of specific equipment. Used equipment sold from our lease pool can have a wide range of gross margins depending upon the amount of depreciation that has been recorded on the item. When used equipment is sold from our lease pool, the net book value plus any cost associated with the sale is recorded to cost of goods sold. Sales of our lease pool equipment typically occur as opportunities arise and do not have a significant seasonal aspect. Sales of lease pool equipment amounted to approximately $2.5 million, $3.3 million and $3.0 million in each of the three fiscal years ended January 31, 2011, 2010 and 2009, respectively. We typically do not seek to sell our lease pool equipment. However, we will evaluate any opportunities for the sale of equipment from our lease pool, and based upon our evaluation, may sell additional equipment. Such sales of lease pool equipment could be material.

Other Equipment Sales. We also sell the following categories of equipment:

•	Sales of new seismic equipment. On occasion, we will sell new seismic equipment in response to a specific demand from a customer. These sales are made in cooperation with our suppliers of lease pool equipment.

•	Sale of “heli-pickers” and related equipment. Through AES, we sell a variety of equipment and supplies utilized in the deployment and retrieval of seismic equipment by helicopter. Certain of this equipment is produced by AES and is the subject of certain patent rights that AES owns.

•	Sales of hydrographic and oceanographic equipment. Through our wholly owned subsidiary, Seismic Asia Pacific Pty Ltd. (“SAP”), we sell equipment, consumables, systems integration, engineering hardware and software maintenance support services to the seismic, hydrographic, oceanographic, environmental and defense industries throughout Southeast Asia and Australia. SAP is a manufacturer’s representative for an array of equipment lines.

Equipment Manufacturing. We design, manufacture and sell marine seismic equipment for the seismic, hydrographic and offshore industries through our wholly-owned subsidiaries, Seamap (UK) Ltd (“Seamap UK”) and Seamap Pte. Ltd (“Seamap Singapore”). Our primary products include (i) the GunLink seismic source acquisition and control systems, which are designed to provide operators of marine seismic surveys more precise control of energy sources, and (ii) the BuoyLink RGPS tracking system used to provide precise positioning of seismic sources and streamers. Our design operations are located in the United Kingdom and in Singapore and our manufacturing facilities are located in Singapore.

Our Strategy

Our business strategy is to meet the needs of the seismic industry by leasing a wide range of equipment and to provide technologically advanced solutions for marine seismic applications. To accomplish this, we have identified the following major objectives:

•	Provide a technologically advanced seismic equipment lease pool. We intend to maintain the size and diversity of our equipment lease pool. We believe that the availability of a large and diverse seismic equipment lease pool encourages seismic data acquisition contractors and oil field service providers to lease, rather than purchase, such equipment, due to the capital and operating efficiencies provided by short-term leases.

•	Continue to expand international operations. We intend to continue to expand our international leasing activities in new geographic areas, including the CIS, South America, Europe, the Middle East and North Africa. We believe there are significant opportunities to continue to expand our international leasing and sales activities. We believe that we can conduct business in wide-ranging geographic areas from our existing facilities. However, for legal, tax or operational reasons, we may decide in the future to establish facilities in additional locations. We generally expect to establish any such facilities through a “green field” approach, but we may consider making selective acquisitions from time to time.

•	Maintain alliances with major seismic equipment manufacturers. Our relationships with leading seismic equipment manufacturers, particularly Sercel, allow us to expand our equipment lease pool through favorable pricing and delivery terms. We believe these relationships provide a competitive advantage.

•	Pursue additional business development opportunities. We regularly evaluate opportunities to expand our business activities within the oil service industry, particularly in the seismic sector. These opportunities could include the introduction of new products or services or the acquisition of existing businesses.

Recent Developments

On June 7, 2011, we reported our results of operations for the first fiscal quarter ended April 30, 2011. Revenues for the three-month period ended April 30, 2011 increased 61% to $26.5 million from $16.5 million in the three-month period ended April 30, 2010. The increase was due primarily to increased leasing revenues and higher Seamap sales. The increased revenues reflect the increased activity within the seismic industry. Net income during the first quarter of fiscal 2012 increased 155% to approximately $6.1 million as compared to approximately $2.4 million for the first quarter of fiscal 2011. The increase in operating profit was due primarily to the increase in revenues. EBITDA and Adjusted EBITDA were $15.1 million and $15.3 million, respectively, for the first quarter of fiscal 2012 as compared to $7.3 million and $7.5 million, respectively, for same period in fiscal 2011. For a reconciliation of EBITDA and Adjusted EBITDA to net income and net cash provided by operating activities, our most directly comparable financial performance and liquidity measures calculated in accordance with GAAP, please read “—Non-GAAP Financial Measures.” Please refer to our Quarterly Report on Form 10-Q for the quarter ended April 30, 2011 for additional information.

THE OFFERING

The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement. For more information concerning our common stock, see “Description of Capital Stock” in the accompanying prospectus.

Issuer	Mitcham Industries, Inc.

Shares of common stock offered	2,000,000 shares.

Option to purchase additional shares	The underwriters may also purchase up to an additional 300,000 shares from us, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments, if any.

Shares of common stock outstanding following this offering(1)	12,022,974 shares (12,322,974 shares if the underwriters exercise their over-allotment option in full).

Use of proceeds	We intend to use the net proceeds from this offering of approximately $27,170,000 (or $31,283,000 if the underwriters exercise their over-allotment option in full) to repay borrowings under our credit facility and to purchase lease pool equipment. Any remaining net proceeds will be used for general corporate purposes. For more information about our use of proceeds from this offering, please read “Use of Proceeds.”

Nasdaq Global Market symbol	MIND

Risk Factors	Investing in our common stock involves substantial risks. You should carefully consider the risk factors set forth in the section entitled “Risk Factors” and the other information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein, prior to making an investment in our common stock. Please read “Risk Factors” beginning on page S-9.

(1)	The number of shares of our common stock to be outstanding immediately after this offering as shown above is based on 10,022,974 shares outstanding as of June 16, 2011.

Unless we indicate otherwise or the context otherwise requires, all of the information in this prospectus supplement:

•	assumes no exercise of the underwriters’ over-allotment option; and

•	does not reflect as of January 31, 2011: (i) 1,592,000 shares of our common stock that may be issued pursuant to the exercise of outstanding stock options held by our directors, officers and employees or (ii) 242,000 shares available for issuance under our stock option plans.

SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

Set forth below is our summary consolidated historical financial data for the periods indicated. The historical financial data for the fiscal years ended January 31, 2009, 2010 and 2011 and the balance sheet data at January 31, 2010 and 2011 have been derived from our audited financial statements that are incorporated by reference in this prospectus supplement. The historical financial data for the three months ended April 30, 2010 and 2011 and the balance sheet data at April 30, 2011 have been derived from our unaudited financial statements that are incorporated by reference in this prospectus supplement and include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of this information. The balance sheet data at April 30, 2010 was derived from our unaudited financial statements that are not incorporated by reference in this prospectus supplement and includes all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of this information. You should read the following summary financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended January 31, 2011, and our Quarterly Report on Form 10-Q for the three months ended April 30, 2011, each of which is incorporated by reference herein.

	Three Months
	Ended April 30,		Year Ended January 31,
	2011	2010	2011	2010	2009
	(dollars in thousands)
Statement of operations data:
Revenues:
Equipment leasing	$16,775	$9,566	$36,825	$27,702	$37,747
Lease pool equipment sales	335	363	2,470	3,321	3,985
Seamap equipment sales	8,349	5,781	21,345	20,567	16,909
Other equipment sales	1,043	790	10,723	3,582	9,171

Total revenues	26,502	16,500	71,363	55,172	66,812

Operating costs and expenses:
Equipment leasing	2,157	744	3,739	3,760	2,041
Lease pool depreciation	6,090	4,912	21,354	17,712	15,031
Cost of lease pool sales	97	149	1,130	2,566	1,487
Cost of Seamap and other equipment sales	4,233	3,752	18,498	13,009	15,609
General and administrative	4,648	4,187	16,755	14,997	17,497
Provision for doubtful accounts	—	—	1,795	1,378	2,897
Gain from insurance settlement	—	—	—	—	(580)
Depreciation and amortization	305	279	1,171	899	1,352

Total operating costs and expenses	17,530	14,023	64,442	54,301	55,334

Income from operations	8,972	2,477	6,921	871	11,478

Other income (expense):
Gain from bargain purchase in business combination	—	1,304	1,304	—	—
Interest income, net	(175)	(94)	473	415	(350)
Other, net	(336)	(502)	(958)	183	327

Total other income (expense)	(511)	708	(127)	(232)	677

Income before income taxes	8,461	3,185	6,794	639	12,155
Provision for income tax	(2,368)	(791)	(2,065)	(119)	(3,090)

Net income	$6,093	$2,394	$4,729	$520	$9,065

Other financial data:
Net cash provided by operating activities	$10,589	$9,789	$30,137	$14,085	$17,618
Net cash used in investing activities	(8,006)	(6,416)	(32,749)	(23,865)	(27,746)
Net cash used in financing activities	(2,985)	(3,052)	10,328	10,586	3,298
Ratios of earnings to fixed charges	29.58	22.38	9.99	2.02	44.26
EBITDA	$15,065	$7,266	$28,680	$19,794	$28,336
Adjusted EBITDA	$15,281	$7,539	$29,779	$21,195	$30,521

	April 30,		January 31,
	2011	2010	2011	2010	2009
	(in thousands)
Balance sheet data:
Cash and short term investments	$14,641	$12,432	$14,467	$6,735	$6,032
Property and equipment, net	98,282	69,147	79,095	66,482	64,251
Total assets	163,168	127,306	137,971	115,397	104,227
Long-term debt	20,120	19,591	23,343	15,735	5,950
Stockholders’ equity	104,047	89,504	94,715	84,955	77,123

Non-GAAP Financial Measures and Reconciliations

EBITDA

We define EBITDA as net income before (a) interest income and interest expense, (b) provision for (or benefit from) income taxes and (c) depreciation, amortization and impairment. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance or liquidity calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity, and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The covenants of our amended revolving credit agreement entered into in July 2010 with First Victoria National Bank, for borrowings of up to $35.0 million, require us to maintain a minimum level of EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EDITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

We view these non-GAAP measures, and we believe that others in the oil and gas industry, securities analysts, investors, and other interested parties view these, or similar, non-GAAP measures, as commonly used analytic indicators to compare performance among companies in our industry and in the evaluation of issuers.

The tables below provide a reconciliation of each of (i) Net Income to EBITDA and Adjusted EBITDA, and (ii) Net Cash Provided by Operating Activities to EBITDA.

	Three Months
	Ended April 30,		Years Ended January 31,
	2011	2010	2011	2010	2009
	(dollars in thousands)
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
Net income	$6,093	$2,394	$4,729	$520	$9,065
Interest expense (income), net	175	94	473	415	(350)
Depreciation, amortization and impairment	6,429	5,291	22,717	18,740	16,531
Provision for income taxes	2,368	791	2,065	119	3,090
Gain from bargain purchase	—	(1,304)	(1,304)	—	—

EBITDA	15,065	7,266	28,680	19,794	28,336
Stock based compensation	216	273	1,099	1,401	2,185

Adjusted EBITDA	$15,281	$7,539	$29,779	$21,195	$30,521

	Three Months
	Ended April 30,		Years Ended January 31,
	2011	2010	2011	2010	2009
	(dollars in thousands)
Reconciliation of Net Cash Provided by Operating Activities to EBITDA
Net cash provided by operating activities	$10,589	$9,789	$30,137	$14,085	$17,618
Stock-based compensation	(216)	(273)	(1,099)	(1,401)	(2,185)
Provision for doubtful accounts			(1,795)	(1,378)	(2,897)
Changes in trade accounts and contracts receivable	3,682	(1,099)	2,019	4,995	1,310
Interest Paid	306	160	728	627	306
Taxes paid, net of refunds	1,313	459	508	1,269	4,574
Gross profit from sale of lease pool equipment	238	214	1,340	755	1,498
Changes in contract revenues in excess of billings	—	—	(573)	(1,704)	1,787
Changes in inventory	329	(766)	(727)	754	(1,282)
Changes in accounts payable, accrued expenses and other current liabilities	(1,231)	(946)	(1,964)	836	7,289
Other	55	(272)	106	956	318

EBITDA	$15,065	$7,266	$28,680	$19,794	$28,336

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed or incorporated by reference in this prospectus supplement are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Exchange Act. These forward-looking statements include statements that express a belief, expectation, or intention, as well as those that are not statements of historical fact, and may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. We caution you not to rely on them unduly. In particular, this prospectus supplement contains or incorporates by reference forward-looking statements pertaining to the following:

•	our future financial position and results of operations;

•	international and economic instability;

•	planned capital expenditures;

•	our business strategy and other plans for future operations;

•	the future mix of revenues and business;

•	our relationship with suppliers;

•	our liquidity and access to capital;

•	the effect of seasonality on our business;

•	future demands for our services; and

•	general conditions in the energy industry and seismic service industry.

We largely base these forward-looking statements on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before purchasing our common stock, you should carefully consider the risk factors included in Item 1A. “Risk Factors” in our annual report on Form 10-K for the fiscal year ended January 31, 2011, together with all of the other information included or incorporated by reference in this prospectus supplement. If any of the described risks actually were to occur, our business, financial condition or results of operations could be materially and adversely affected. In such cases, the trading price of our common stock could decline and you could lose all or part of your investment. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also impair our business operations.

Risks Related to this Offering

Management will have broad discretion as to the use of the proceeds of this offering.

We have not designated the amount of net proceeds we will receive from this offering for any particular purpose. Accordingly, our management will have broad discretion as to the application of these net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.

Investors in this offering will pay a much higher price than the book value of our common stock.

You will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering because the price per share of our common stock being offered hereby is substantially higher than the book value per share of our common stock. Based on a public offering price of $14.50 per share and that we sell 2,000,000 shares in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, you will suffer immediate and substantial dilution of $4.37 per share in the net tangible book value of the common stock. In addition, if the underwriters exercise their over-allotment option, you will incur additional dilution.

Future sales of substantial amounts of our common stock could affect the market price of our common stock.

Future sales of substantial amounts of our common stock, or securities convertible or exchangeable into shares of our common stock, into the public market, including shares of our common stock issued upon exercise of options and warrants, or perceptions that those sales could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital in the future.

Risks Related to Our Business

If economic conditions weaken or commodity prices become depressed or decline, our results of operations could be adversely affected.

Historically, the demand for our products and services has been sensitive to the level of exploration spending by oil and gas companies. During the period of depressed commodity prices, such as that experienced in late 2008 and 2009, many oil and gas exploration and production companies significantly reduced their levels of capital spending, including amounts dedicated to the leasing or purchasing our seismic equipment. A return of depressed commodity prices, or a decline in existing commodity prices, could adversely affect demand for the services and equipment we provide, and therefore adversely affect our revenue and profitability. Further, perceptions of a long-term decrease in commodity prices by oil and gas companies could similarly reduce or defer major expenditures given the long-term nature of many large-scale development projects. Lower levels of activity result in a corresponding decline in the demand for our products and services, which could have a material adverse effect on our revenue and profitability.

Additionally, these factors may adversely impact our statement of financial position if they are determined to cause impairment of our goodwill or other intangible assets or of our other long-lived assets.

Demand for seismic data is not assured.

Demand for our services depends on the level of spending by oil and gas companies for exploration, production and development activities, as well as on the number of crews conducting land, transition zone and marine seismic data acquisition worldwide. The levels of such spending are influenced by:

•	oil and gas prices and industry expectations of future price levels;

•	the cost of exploring for, producing and delivering oil and gas;

•	the availability of current geophysical data;

•	the ability of oil and gas companies to generate funds or otherwise obtain capital for exploration operations;

•	the granting of leases or exploration concessions and the expiration of such rights;

•	changes to existing laws and regulations;

•	domestic and foreign tax policies;

•	merger and divestiture activity among oil and gas producers;

•	the discovery rate of new oil and gas reserves; and

•	local and international political and economic conditions.

The cyclical nature of the oil and gas industry can have a significant effect on our revenues and profitability. Historically, oil and natural gas prices, as well as the level of exploration and developmental activity, have fluctuated significantly. These fluctuations have in the past, and may in the future, adversely affect our business. We are unable to predict future oil and natural gas prices or the level of oil and gas industry activity. A prolonged low level of activity in the oil and gas industry will likely depress development activity, adversely affecting the demand for our products and services and our financial condition and results of operations.

Our revenues are subject to fluctuations that are beyond our control, which could materially adversely affect our results of operations in a given financial period.

Projects awarded to and scheduled by our customers can be delayed or cancelled due to factors that are outside of their control, which can affect the demand for our products and services. These factors include budgetary or other financial issues of the oil and gas exploration companies, adverse weather conditions, difficulties in obtaining permits or other regulatory issues, the availability of other equipment required for a particular project, political unrest or security concerns in certain foreign locations, as well as a variety of other factors.

A limited number of customers account for a significant portion of our revenues, and the loss of one of these customers could harm our results of operations.

We typically lease and sell significant amounts of seismic equipment to a relatively small number of customers, the composition of which changes from year to year as leases are initiated and concluded and as customers’ equipment needs vary. Therefore, at any one time, a large portion of our revenues may be derived from a limited number of customers. In the fiscal years ended January 31, 2011, 2010 and 2009, our single largest customer accounted for approximately 19%, 14% and 23%, respectively, of our consolidated revenues. Our six largest customers accounted for approximately 50% of our consolidated revenues in the fiscal year ended January 31, 2011.

There has recently been considerable consolidation among certain of our customers and this trend may continue. This consolidation could result in the loss of one or more of our customers and could result in a decrease in the demand for our equipment.

The financial soundness of our customers could materially affect our business and operating results.

As a result of the disruptions in the financial markets and other macro-economic challenges that continue to affect the economy of the United States and other parts of the world, our customers may experience cash flow concerns. As a result, if customers’ operating and financial performance deteriorates, or if they are unable to make scheduled payments or obtain credit, customers may not be able to pay, or may delay payment of, accounts receivable owed to us. Any inability of customers to pay us for services could adversely affect our financial condition and results of operations.

As of January 31, 2011, we had approximately $22.8 million of customer accounts and contracts receivable, of which approximately $6.3 million was over 90 days past due. For the years ended January 31, 2011, 2010 and 2009, we had charges of approximately $1.8 million, $1.4 million and $2.9 million, respectively, to our provision for doubtful accounts. Significant payment defaults by our customers in excess of the allowance would have a material adverse effect on our financial position and results of operations.

We derive significant revenues from foreign sales, which pose additional risks to our operations.

Many of our foreign operations are conducted in currencies other than U.S. dollars. Those currencies include the Canadian dollar, the Australian dollar, the Singapore dollar, the Russian ruble and the British pound sterling. These internationally-sourced revenues are subject to the risk of taxation policies, expropriation, political turmoil, civil disturbances, armed hostilities, and other geopolitical hazards as well as foreign currency exchange controls (in which payment could not be made in U.S. dollars) and fluctuations. For example, for accounting purposes, balance sheet accounts of our operating subsidiaries are translated at the current exchange rate as of the end of the accounting period. Statement of operations items are translated at average currency exchange rates. The resulting translation adjustment is recorded as a separate component of comprehensive income within shareholders’ equity. This translation adjustment has in the past been, and may in the future be, material because of the significant amount of assets held by our international subsidiaries and the fluctuations in the foreign exchange rates.

Our income tax liability may increase as a result of an assessment by taxing authorities in the United States or foreign jurisdictions.

The Canadian Revenue Agency (“CRA”) has proposed an increase of approximately $8,600,000, including interest and penalties, in our Canadian income tax liability for tax years ending December 31, 2004, 2005, and 2006. The issues involved relate to the deductibility of certain expenses and whether those deductions should be taken in Canada or the United States.

To avoid double taxation as a result of this proposed adjustment, we have filed requests for competent authority assistance with the CRA and with the U.S. Internal Revenue Service (the “IRS”) seeking guidance regarding the proper treatment of these deductions. In addition, we have filed an appeal of the assessment with the CRA and the Province of Alberta, which has been stayed pending resolution of the competent authority process. There is no guarantee that the CRA and the IRS will reach an agreement on the treatment of the deductions. If they do not reach an agreement, we may be required to pursue arbitration under the tax treaty between the United States and Canada or other administrative remedies in order to receive the requested relief from double taxation. If the CRA and the IRS reach an agreement in response to our competent authority request, there is no guarantee that the agreement will avoid economic double taxation in all cases. Moreover, resolution of our competent authority request may take several years, during which time interest may continue to accrue on the assessment.

In certain circumstances we may decide to withdraw our request for competent authority assistance and continue to pursue our appeal of the assessment. However, there is no guarantee that the CRA or the courts will sustain our appeal and we may ultimately be required to pay the increased tax liability. Any increase in our tax liability as a result of the assessment or the result of the competent authority, treaty, or arbitration proceedings, beyond the amounts we have provided in our financial statements, would negatively affect the results of our operations and could negatively affect the value of our common stock.

Capital requirements for our operations are large. If we are unable to finance these requirements, we may not be able to maintain our competitive advantage.

Our sources of working capital are limited. We have historically funded our working capital requirements with cash generated from operations, cash reserves and short-term borrowings from commercial banks. Our working capital requirements continue to increase, primarily due to the expansion of our infrastructure in response to client demand for more recording channels, which has increased as the industry strives for improved data quality with greater subsurface resolution images. If we were to expand our operations at a rate exceeding operating cash flow, or current demand or pricing of our services were to decrease substantially or if technical advances or competitive pressures required us to acquire new equipment faster than our cash flow could sustain, additional financing could be required. Global financial markets and economic conditions have been uncertain and volatile over recent periods. The debt and equity capital markets, while somewhat improved recently, were distressed for an extended period of time. These issues, along with significant losses in the financial services sector, the re-pricing of credit risk and the current uncertain economic conditions could make it difficult to obtain funding in the capital markets. In particular, the cost of raising money in the debt and equity capital markets has increased substantially while the availability of funds from those markets generally has diminished significantly. Also, as a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets generally has increased as many lenders and institutional investors have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at maturity at all or on terms similar to our current debt and reduced and, in some cases, ceased to provide any new funding.

Due to these factors, we cannot be certain that funding will be available if needed and to the extent required, on acceptable terms. If funding is not available when needed, or is available only on unfavorable terms, we may be unable to grow our existing business, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our financial condition and results of operations.

Our operations and financial condition will be materially adversely affected if we are unable to continually obtain additional lease contracts.

Our seismic equipment leases typically have a term of two to six months and provide gross revenues that recover only a portion of our capital investment on the initial lease. Our ability to generate lease revenues and profits is dependent on obtaining additional lease contracts after the termination of an original lease. However, lease customers are under no obligation to, and frequently do not, continue to lease seismic equipment after the expiration of a lease. Although we have been successful in obtaining additional lease contracts with other customers after the termination of the original leases, we cannot assure you that we will continue to do so. Our failure to obtain additional leases or extensions beyond the initial lease term would have a material adverse effect on our operations and financial condition.

Our failure to attract and retain key personnel could adversely affect our operations.

Our success is dependent on, among other things, the services of certain key personnel, including specifically Billy F. Mitcham, Jr., our President and Chief Executive Officer. The loss of the services of Mr. Mitcham or other personnel could have a material adverse effect on our operations.

The high fixed costs of our operations could adversely affect our results of operations.

Our business has high fixed costs, which primarily consist of depreciation expenses associated with our lease pool of seismic data acquisition equipment. In periods of significant downtime these fixed costs do not decline as rapidly as our revenues. As a result, any significant downtime or low productivity caused by reduced demand could adversely affect our results of operations.

Our long-lived assets may be subject to impairment due to the current financial crisis.

We periodically review our long-lived assets, including goodwill, other intangible assets and our lease pool of equipment, for impairment. If we expect significant sustained decreases in oil and natural gas prices in the future, we may be required to write down the value of these assets if the future cash flows anticipated to be generated from the related the assets falls below net book value. Declines in oil and natural gas prices, if sustained, could result in future impairments. If we are forced to write down the value of our long-lived assets, these noncash asset impairments could negatively affect our results of operations in the period in which they are recorded.

Our seismic lease pool is subject to technological obsolescence.

We have a substantial capital investment in seismic data acquisition equipment. The development by manufacturers of seismic equipment of newer technology systems or component parts that have significant competitive advantages over seismic systems and component parts now in use could have an adverse effect on our ability to profitably lease and sell our existing seismic equipment. Significant improvements in technology may also require us to recognize an asset impairment charge to our lease pool investment and to correspondingly invest significant sums to upgrade or replace our existing lease pool with newer-technology equipment demanded by our customers, which could affect our ability to compete as well as have a material adverse effect on our financial condition.

Seasonal conditions cause fluctuations in our operating results.

The first and fourth quarters of our fiscal year have historically accounted for a greater portion of our lease revenues than do our second and third quarters. This seasonality in leasing revenues is primarily due to the increased seismic survey activity in Canada and Russia from January through March or April. This seasonal pattern may cause our results of operations to vary significantly from quarter to quarter. Accordingly, period-to-period comparisons are not necessarily meaningful and should not be relied on as indicative of future results.

We face competition in our seismic equipment leasing activities.

We have several competitors engaged in seismic equipment leasing and sales, including seismic equipment manufacturers and data acquisition contractors that use seismic equipment, many of which have substantially greater financial resources than our own. There are also several smaller competitors that, in the aggregate, generate significant revenues from the sale of seismic survey equipment. Pressures from existing or new competitors could adversely affect our business operations.

We rely on a small number of suppliers and disruption in vendor supplies could adversely affect our results of operations.

We purchase the majority of our seismic equipment for our lease pool from a small number of suppliers. Should our relationships with our suppliers deteriorate, we may have difficulty in obtaining new technology required by our customers and maintaining our existing equipment in accordance with manufacturers’ specifications. In addition, we may, from time to time, experience supply or quality control problems with suppliers, and these problems could significantly affect our ability to meet our lease commitments. Reliance on certain suppliers, as well as industry supply conditions, generally involve several risks, including the possibility of a shortage or a lack of availability of key products and increases in product costs and reduced control over delivery schedules; any of these events could adversely affect our future results of operations.

Equipment in our lease pool may be subject to the intellectual property claims of others that could adversely affect our ability to generate revenue from the lease of the equipment.

Certain of the equipment in our lease pool is proprietary to us. The equipment we acquired with the acquisition of AES, includes heli-pickers and associated equipment that is manufactured by AES and is subject to various patents. We also have some equipment in our lease pool that is manufactured by our Seamap segment, which is subject to intellectual property rights and protection as discussed below. We may be subject to infringement claims and other intellectual property disputes as competition in the marketplace continues to intensify. In the future, we may be subject to litigation and may be required to defend against claimed infringements of the rights of others or to determine the scope and validity of the proprietary rights of others. Any such litigation could be costly and divert management’s attention from operations. In addition, adverse determinations in such litigation could, among other things:

•	result in the loss of our proprietary rights to use the technology;

•	subject us to significant liabilities;

•	require us to seek licenses from third parties; and

•	prevent us from leasing or selling our products that incorporate the technology.

Additionally, the equipment that we acquire from other suppliers may be subject to the intellectual property infringement claims from third parties. We generally are indemnified by our suppliers against any claims that may be brought against us by third parties related to equipment they sold to us. However, such claims could affect our ability to acquire additional such products or to lease them in the future. The loss of this future revenue could adversely affect our business and would not generally be covered by the indemnities from our suppliers.

In February 2011, ION obtained a judgment against Sercel as a result of a patent infringement suit. One aspect of the judgment restricts the importation and use of certain seismic equipment in the United States, including Sercel’s 428XL DSU3 products. We currently own a significant amount of this equipment and have agreed to purchase additional amounts pursuant to our Exclusive Equipment Lease Agreement with Sercel. We believe that essentially all of this equipment that we currently own is not subject to any restrictions as to use in the United States. However, if we are unable to import into or use in the United States any of equipment that we buy in the future, our financial condition and results of operations could be adversely affected. We understand that Sercel has appealed this judgment, but the potential results or timing of any ruling on this appeal are unknown.

The operations of Seamap are subject to special risks that could have a material adverse effect on our operations.

The design and manufacturing operations of our Seamap segment are subject to risks not associated with our equipment leasing business. These risks include the following:

Risks Associated with Intellectual Property. We rely on a combination of copyright, trademark and trade secret laws, and restrictions on disclosure to protect our intellectual property. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners and control access to and distribution of our design information, documentation and other proprietary information. These intellectual property protection measures may not be sufficient to prevent wrongful misappropriation of our technology. In addition, these measures will not prevent competitors from independently developing technologies that are substantially equivalent or superior to our technology. The laws of many foreign countries may not protect intellectual property rights to the same extent as the laws of the United States. Failure to protect proprietary information could result in, among other things, loss of competitive advantage, loss of customer orders and decreased revenues. Monitoring the unauthorized use of our products is difficult and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. If competitors are able to use our technology, our ability to compete effectively could be impaired.

We may be subject to infringement claims and other intellectual property disputes as competition in the marketplace continues to intensify. In the future, we may be subject to litigation and may be required to defend against claimed infringements of the rights of others or to determine the scope and validity of the proprietary rights of others. Any such litigation could be costly and divert management’s attention from operations. In addition, adverse determinations in such litigation could, among other things:

•	result in the loss of our proprietary rights to use the technology;

•	subject us to significant liabilities;

•	require us to seek licenses from third parties;

•	require us to redesign the products that use the technology; and

•	prevent us from manufacturing or selling our products that incorporate the technology.

If we are forced to take any of the foregoing actions, our business may be seriously harmed. Any litigation to protect our intellectual property or to defend ourselves against the claims of others could result in substantial costs and diversion of resources and may not ultimately be successful.

Risks Related to Product Performance. The production of new products with high technology content involves occasional problems while the technology and manufacturing methods mature. If significant reliability or quality problems develop, including those due to faulty components, a number of negative effects on our business could result, including:

•	costs associated with reworking the manufacturing processes;

•	high service and warranty expenses;

•	high inventory obsolescence expense;

•	high levels of product returns;

•	delays in collecting accounts receivable;

•	reduced orders from existing customers; and

•	declining interest from potential customers.

Although we maintain accruals for product warranties, actual costs could exceed these amounts. From time to time, there may be interruptions or delays in the activation of products at a customer’s site. These interruptions or delays may result from product performance problems or from aspects of the installation and activation activities, some of which are outside our control. If we experience significant interruptions or delays that cannot be promptly resolved, confidence in our products could be undermined, which could have a material adverse effect on our operations.

Risks Related to Raw Materials. We depend on a limited number of suppliers for components of our products, as well as for equipment used to design and test our products. Certain components used in our products may be available from a sole source or limited number of vendors. If these suppliers were to limit or reduce the sale of such components to us, or if these suppliers were to experience financial difficulties or other problems that prevented them from supplying us with the necessary components, these events could have a material adverse effect on our business, financial condition and results of operations. These sole source and other suppliers are each subject to quality and performance issues, materials shortages, excess demand, reduction in capacity and other factors that may disrupt the flow of goods to us; thereby adversely affecting our business and customer relationships. Some of the sole source and limited source vendors are companies who, from time to time, may allocate parts to equipment manufacturers due to market demand for components and equipment. We have no guaranteed supply arrangements with our suppliers and there can be no assurance that our suppliers will continue to meet our requirements. Many of our competitors are much larger and may be able to obtain priority allocations from these shared vendors, thereby limiting or making our sources of supply unreliable for these components. If our supply arrangements are interrupted, we cannot assure you that we would be able to find another supplier on a timely or satisfactory basis. Any delay in component availability for any of our products could result in delays in deployment of these products and in our ability to recognize revenues.

If we are unable to obtain a sufficient supply of components from alternative sources, reduced supplies and higher prices of components will significantly limit our ability to meet scheduled product deliveries to customers. A delay in receiving certain components or the inability to receive certain components could harm our customer relationships and our results of operations.

Failures of components affect the reliability and performance of our products, can reduce customer confidence in our products, and may adversely affect our financial performance. From time to time, we may experience delays in receipt of components and may receive components that do not perform according to their specifications. Any future difficulty in obtaining sufficient and timely delivery of components could result in delays or reductions in product shipments that could harm our business. In addition, a consolidation among suppliers of these components or adverse developments in their businesses that affect their ability to meet our supply demands could adversely impact the availability of components that we depend on. Delayed deliveries from these sources could adversely affect our business.

We are subject to a variety of environmental laws and regulations that could increase our costs of compliance and impose significant liabilities.

We are subject to stringent governmental laws and regulations relating to protection of the environment and the handling of chemicals and materials used in our manufacturing processes as well as the recycling and disposal of wastes generated by those processes. These laws and regulations may impose joint and several strict liability and any failure to comply with such laws and regulations could result in the assessment of administrative, civil and criminal penalties, imposition of remedial obligations, incurrence of other significant environmental-related expenses and issuance of orders enjoining some or all of our operations. Compliance with these laws and regulations could require us to acquire permits to conduct regulated activities, install and maintain costly equipment and pollution control technologies, conduct remediation of contaminated soils and groundwater, remove previously disposed water or undertake measures to prevent future contamination. Public interest in the protection of the environment has increased dramatically in recent years. We anticipate that the trend of more expansive and stricter environmental laws and regulations will continue, the occurrence of which may require us to increase our capital expenditures or could result in increased operating expenses.

Climate change laws and regulations restricting emissions of “greenhouse gases” could result in reduced demand for oil and natural gas, thereby adversely affecting our business, while the physical effects of climate change could disrupt our manufacturing of seismic equipment and cause us to incur significant costs in preparing for or responding to those effects.

In December 2009, the EPA published its findings that emissions of carbon dioxide, methane and other “greenhouse gases” present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes. Based on these findings, the EPA has begun adopting and implementing regulations that restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act. The EPA already has adopted two sets of rules regulating GHG emissions under the Clean Air Act, one of which requires a reduction in emissions of GHGs from motor vehicles and the other of which regulates emissions of GHGs from certain large stationary sources under the Prevention of Significant Deterioration (“PSD”) and Title V permitting programs, effective January 2, 2011. This stationary source rule “tailors” these permitting programs to apply to certain stationary sources in a multi-step process, with the largest sources first subject to permitting. Facilities required to obtain PSD permits for their GHG emissions also will be required to reduce those emissions according to “best available control technology” standards for GHG that will be established by the states or, in some instances, by the EPA on a case-by-case basis. The EPA’s rules relating to emissions of GHGs from large stationary sources of emissions are currently subject to a number of legal challenges, but the federal courts have thus far declined to issue any injunctions to prevent EPA from implementing, or requiring state environmental agencies to implement, the rules. In addition, on November 30, 2010, the EPA published a final rule expanding its existing GHG emissions reporting rule to include onshore and offshore oil and natural gas production and onshore oil and natural gas processing, transmission, storage, and distribution activities, beginning in 2012 for emissions occurring in 2011. Also, the United States Congress has from time to time considered adopting legislation to reduce emissions of GHGs and almost one-half of the states have already taken legal measures to reduce emissions of GHGs, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. Most of these cap and trade programs work by requiring either major sources of emissions or major producers of fuels to acquire and surrender emission allowances, with the number of allowances available for purchase reduced each year until the overall GHG emission reduction goal is achieved. These allowances would be expected to escalate significantly in cost over time. The adoption and implementation of any laws and regulations imposing reporting obligations on, or limiting emissions of greenhouse gases from, oil and gas exploration and production activities could have an adverse effect on the demand for our seismic equipment and associated services. Finally, it should be noted that some scientists have concluded that increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods and other climatic events; if any such effects were to occur, they could adversely affect or delay our manufacturing of seismic equipment and cause us to incur significant costs in preparing for or responding to those effects.

Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could result in additional operating restrictions or delays and adversely affect our business.

Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons, particularly natural gas, from tight formations such as shales. The process involves the injection of water, sand and chemicals under pressure into formations to fracture the surrounding rock and stimulate production. The process is typically regulated by state oil and gas commissions. However, the EPA recently asserted federal regulatory authority over hydraulic fracturing involving diesel fuel under the Safe Drinking Water Act’s Underground Injection Control Program and has begun the process of drafting guidance documents on regulatory requirements for companies that plan to conduct hydraulic fracturing using diesel fuel. Industry groups have filed suit challenging the EPA’s recent assertion of regulatory authority. At the same time, the EPA has commenced a study of the potential environmental impacts of hydraulic fracturing activities, with initial results of the study expected to be available by late 2012 and final results by 2014. Also, for the second consecutive session, legislation has been introduced, but not as yet adopted, in Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the fracturing process. Also, some states have adopted, and other states are considering adopting, regulations that could restrict hydraulic fracturing in certain circumstances. If new federal or state laws or regulations that significantly restrict hydraulic fracturing are adopted, such legal requirements could make it more difficult to complete natural gas wells in certain formations and adversely affect demand for our seismic equipment and associated services.

The Deepwater Horizon event and its aftermath, including any additional regulations that cause delays or deter new drilling, could adversely affect our financial position, results of operations and cash flows.

As a result of the Deepwater Horizon explosion and related oil leak last April 2010 in the U.S. Gulf of Mexico, the Secretary of the U.S. Department of the Interior directed the Bureau of Ocean Energy Management, Regulation and Enforcement (“BOEMRE”) to issue a suspension, until November 30, 2010, of drilling activities for specified drilling configurations and technologies. Although this moratorium was lifted on October 12, 2010, we cannot predict with certainty when drilling operations will fully resume in the U.S. Gulf of Mexico. The BOEMRE has also issued new guidelines and regulations regarding safety, environmental matters, drilling equipment and decommissioning applicable to drilling in the U.S. Gulf of Mexico, and may take other regulatory measures that could increase the costs of exploration and production, reduce the area of operations and result in permitting delays. Notwithstanding the lifting of the moratorium, we anticipate that there will continue to be delays in the resumption of drilling-related activities, including delays in the issuance of drilling permits, as these various regulatory initiatives are implemented.

In addition to the new requirements recently imposed by the BOEMRE, there have been a variety of proposals to change existing laws and regulations, including a proposal in the prior session of Congress to amend the federal Oil Pollution Act of 1990 to significantly increase the minimum level of financial responsibility to $300 million or more and there exists the possibility that similar legislation could be introduced and adopted during the current session of Congress. Implementation of any one or more of the various proposed changes could materially adversely affect operations in the U.S. Gulf of Mexico by raising operating costs, increasing insurance premiums, delaying drilling operations and increasing regulatory requirements, and, further, could lead to a wide variety of other unforeseeable consequences that make operations in the U.S. Gulf of Mexico and other offshore waters more difficult, more time consuming, and more costly. Any one or more of these factors that lead to an increase in the cost of operations in offshore waters or any decrease or delay in offshore exploration and production activity could have a material adverse effect on offshore operation by the offshore exploration and development industry, which could have a corresponding adverse effect on our financial condition, cash flows and results of operations.

Our stock price is subject to volatility.

Energy and energy service company stock prices, including our stock price, have been extremely volatile from time to time. Stock price volatility could adversely affect our business operations by, among other things, impeding our ability to attract and retain qualified personnel and to obtain additional financing.

We have significant operations outside of the United States that expose us to certain additional risks.

We operate in a number of foreign locations and have subsidiaries or branches in foreign countries, including Russia, Peru and Colombia. Our equipment is also often temporarily located in other foreign locations while under rent by our customers. These operations expose us to political and economic risks and uncertainties. Should current circumstances change, we could encounter difficulties in operating in some countries and may not be able to retrieve our equipment that is located within these counties. This could result in a material adverse effect on our financial positions and results of operations.

Because we have no plans to pay any dividends for the foreseeable future, investors must look solely to stock appreciation for a return on their investment in us.

We have not paid cash dividends on our common stock since our incorporation and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings to support our operations and growth. Any payment of cash dividends in the future will be dependent on the amount of funds legally available, our financial condition, capital requirements and other factors that our Board of directors may deem relevant. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Provisions in our articles of incorporation and Texas law could discourage a takeover attempt, which may reduce or eliminate the likelihood of a change of control transaction and, therefore, the ability of our shareholders to sell their shares for a premium.

Provisions of our Articles of Incorporation and the Texas Business Organizations Code may tend to delay, defer or prevent a potential unsolicited offer or takeover attempt that is not approved by our Board of Directors but that our shareholders might consider to be in their best interest, including an attempt that might result in shareholders receiving a premium over the market price for their shares. Because our Board of Directors is authorized to issue preferred stock with preferences and rights as it determines, it may afford the holders of any series of preferred stock preferences, rights or voting powers superior to those of the holders of common stock. Although we have no shares of preferred stock outstanding and no present intention to issue any shares of our preferred stock, there can be no assurance that we will not do so in the future.

USE OF PROCEEDS

We expect the net proceeds to us from this offering to be approximately $27,170,000 (or approximately $31,283,000 if the underwriters exercise their over-allotment option in full), after deducting estimated fees and expenses (including underwriting discounts and commissions). We currently intend to use the net proceeds from this offering (and the net proceeds from any exercise of the underwriters’ over-allotment option) to repay borrowings under our revolving credit facility and to purchase lease pool equipment. Any remaining net proceeds will be used for general corporate purposes.

As of April 30, 2011, we had total borrowings of approximately $19.8 million outstanding under our revolving credit facility, which were primarily incurred to purchase lease pool equipment. Borrowings under our revolving credit facility bears interest at the Prime Rate plus 50 basis points, which rate was 3.75% as of April 30, 2011. The revolving credit facility matures on May 31, 2012.

While we have estimated the particular uses for the net proceeds of this offering, we have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering for any purpose, and investors will be relying on the judgment of our management with regard to the use of these net proceeds.

Pending use of the net proceeds as described above, we intend to invest the net proceeds in money-market funds or U.S. treasuries until we use them for their stated purpose.

CAPITALIZATION

The following table sets forth our capitalization at April 30, 2011:

•	on an actual basis; and

•	on an as adjusted basis to give effect to our application of the estimated net proceeds from this offering in the manner described in “Use of Proceeds.”

	As of April 30, 2011
	Actual	As Adjusted
	(dollars in thousands)
Cash, cash equivalents and restricted cash	$14,742	$22,162

Long-term debt:
Revolving line of credit	$19,750	$—
Equipment note	2,476	2,476
MCL notes	843	843
SAP equipment notes	318	318

Total long-term debt	$23,387	$3,637

Stockholders’ equity:
Preferred stock; 1,000 shares authorized; none issued and outstanding	$—	$—
Common stock (20,000 shares authorized; 10,917 issued, actual; 12,917 shares issued, as adjusted)	109	129
Additional paid-in capital	77,949	105,099
Treasury stock, at cost (925 shares, actual and as adjusted)	(4,843)	(4,843)
Retained earnings	21,068	21,068
Accumulated other comprehensive income	9,764	9,764

Total stockholders’ equity	$104,047	$131,217

Total capitalization	$127,434	$134,854

PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the Nasdaq Global Market under the symbol “MIND.”

All share information and prices per share have been restated to reflect the share consolidation. The following table shows, for the periods indicated, the high and low reported sales prices for our common stock, as reported on the Nasdaq Global Market.

	Sales Price
	High	Low
Fiscal Year Ended January 31, 2010:
First quarter	$4.64	$2.42
Second quarter	6.42	4.40
Third quarter	7.98	4.38
Fourth quarter	7.99	6.92
Fiscal Year Ended January 31, 2011:
First quarter	$8.33	$6.75
Second quarter	7.55	5.56
Third quarter	8.73	6.25
Fourth quarter	12.28	8.36
Fiscal Year Ended January 31, 2012:
First quarter	$16.44	$10.38
Second quarter (through June 16, 2011)	17.22	13.16

On June 16, 2011, the last sales price of our common stock as reported on the Nasdaq Global Market was $15.99 per share.

As of June 16, 2011, there were approximately 6,000 holders of record of our common stock.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock since our inception, and our Board of Directors does not contemplate the payment of cash dividends in the foreseeable future. It is the present policy of our Board of Directors to retain earnings, if any, for use in developing and expanding our business. In the future, our payment of dividends will also depend on the amount of funds available, our financial condition, capital requirements and such other factors as our Board of Directors may consider.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR
NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of certain United States federal income tax consequences to Non-U.S. holders with respect to the acquisition, ownership and disposition of our common stock. A “Non-U.S. holder” for purposes of this discussion is any beneficial owner of our common stock who acquires such stock for cash pursuant to the terms of this prospectus supplement and who is not:

•	an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under section 7701(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”);

•	a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	a partnership (or an entity treated as a partnership for United States federal income tax purposes);

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•	a trust (i) if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

This discussion is based on current provisions of the Code, final, temporary and proposed Treasury Regulations, judicial opinions, published positions of the Internal Revenue Service (the “IRS”) and administrative and judicial authorities, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. This discussion assumes that a Non-U.S. holder holds our common stock as a capital asset (generally, property held for investment). This discussion does not address all aspects of United States federal income taxation, any United States federal tax laws other than federal income tax laws (e.g., estate or gift tax laws) or any aspects of state, local, or non-U.S. taxation, nor does it consider any specific facts or circumstances that may apply to particular Non-U.S. holders that may be subject to special treatment under the United States federal income tax laws, such as (without limitation):

•	certain United States citizens or residents;

•	shareholders that hold our common stock as part of a straddle, constructive sale transaction, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•	shareholders that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	shareholders that are partnerships or other pass-through entities or holders of interests therein;

•	financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	dealers in securities or foreign currency; and

•	traders in securities that use a mark-to-market method of accounting for United States federal income tax purposes.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership

(including an entity treated as a partnership for United States federal income tax purposes) considering the purchase of our common stock, you should consult your tax advisor.

THIS DISCUSSION DOES NOT CONSTITUTE LEGAL ADVICE TO ANY PROSPECTIVE PURCHASER OF OUR COMMON STOCK. INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER UNITED STATES ESTATE AND GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Dividends

We do not expect to pay any cash distributions on our common stock in the foreseeable future. However, in the event we do make cash distributions, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code and will be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the Non-U.S. holder’s basis in the common stock and, to the extent such portion exceeds the Non-U.S. holder’s basis, the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under “— Gain on Sale or Other Disposition of Common Stock”

Dividends paid to a Non-U.S. holder on our common stock will generally be subject to United States withholding tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. holder of our common stock that wishes to claim the benefit of an applicable treaty rate for dividends will be required to (i) complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (ii) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury Regulations. A Non-U.S. holder of our common stock that is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, but fails to provide the necessary certification, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, where a tax treaty so requires, are attributable to a permanent establishment maintained by the Non-U.S. holder in the United States) are not subject to United States withholding tax, provided certain certification and disclosure requirements are satisfied (which generally may be met by providing an IRS Form W-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on Sale or Other Disposition of Common Stock

In general, a Non-U.S. holder will not be subject to United States federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of the Non-U.S. holder’s shares of common stock unless:

•	the gain is effectively connected with a trade or business carried on by the Non-U.S. holder within the United States (and, where an income tax treaty so requires, is attributable to a United States permanent establishment maintained by the Non-U.S. holder);

•	the Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	we are or have been a United States real property holding corporation or “USRPHC” for United States federal income tax purposes at any time during the shorter of the period during which such Non-U.S. holder holds our stock or the five-year period ending on the date such Non-U.S. holder disposes of our stock.

A Non-U.S. holder described in the first bullet point above will be subject to tax on the net gain realized from the sale, exchange, redemption, retirement or other taxable disposition under regular graduated U.S. federal income tax rates in the same manner as if it were a United States person (as defined in the Code), and if the Non-U.S. holder is a corporation, it may also be subject to the branch profits tax at a rate of 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

An individual Non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax (or lower applicable treaty rate) on the gain derived from the sale, exchange, redemption, retirement or other taxable disposition, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are not and do not expect to become a USRPHC. However, even if we are or were to become a USRPHC, so long as our common stock continues to be “regularly traded on an established securities market” for United States federal income tax purposes, only a Non-U.S. holder who owns or has owned (actually or by applying certain constructive ownership rules) at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period more than 5% of our common stock would be subject to United States federal income tax on the disposition of such common stock by reason of our status as a USRPHC.

Information Reporting and Backup Withholding

We must report annually to the IRS and to a Non-U.S. holder the amount of dividends paid to such holder and any tax withheld with respect to those dividends, regardless of whether withholding is required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. holder resides under the provisions of an applicable income tax treaty or exchange of information agreement. United States backup withholding tax will be imposed on certain payments to persons that fail to furnish the information required under the United States information reporting requirements. A Non-U.S. holder will be exempt from this backup withholding if such holder properly provides an IRS Form W-8BEN, IRS Form W-8IMY (or valid substitute or successor form) or other applicable form, together with all appropriate attachments, signed under penalties of perjury certifying that it is not a United States person (as defined in the Code) or otherwise meets documentary evidence requirements for establishing that it is not a United States person or otherwise establishes an exemption (provided that neither we nor our agent knows or has reason to know that it is a U.S. person or that the conditions of any other exemption are not in fact satisfied).

The gross proceeds from the disposition of our common stock may be subject to information reporting and backup withholding. Under current Treasury Regulations, payments on the sale, exchange, redemption, retirement or other taxable disposition of our common stock made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless a non-U.S. holder either certifies its status as a Non-U.S. holder under penalties of perjury on the applicable IRS Form W-8BEN, IRS Form W-8IMY or other applicable form (as described above) or otherwise establishes an exemption (provided that neither we nor our agent knows or has reason to know that it is a U.S. person or that the conditions of any other exemptions are not in fact satisfied). If a Non-U.S. holder sells our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to the Non-U.S. holder outside the United States, then the United States backup withholding and information reporting requirements generally will not apply to that payment. However, unless such a broker has documentary evidence in its records that the Non-U.S. holder is not a United States person and certain other conditions are met, or the Non-U.S. holder otherwise establishes an exemption (provided that neither we nor our agent knows or has reason to know that it is a U.S. person or that the conditions of any other exemptions are not in fact satisfied), information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it is:

•	a United States person;

•	a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	a controlled foreign corporation for U.S. federal income tax purposes; or

•	a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against the Non-U.S. holder’s U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed such holder’s actual U.S. federal income tax liability and the required information or appropriate claim form is timely provided to the IRS.

Additional Withholding Requirements

Under recently enacted legislation, the relevant withholding agent may be required to withhold 30% of any dividends paid by us and the proceeds of a sale of our common stock paid after December 31, 2012 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. account holders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements.

THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF OUR COMMON STOCK IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE CONSIDERED TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Global Hunter Securities, LLC is acting as the representative, have agreed to purchase, and we have agreed to sell to them, the number of shares of our common stock at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus supplement as indicated below:

Number of
Underwriters	Shares
Global Hunter Securities, LLC	1,450,000
Ladenburg Thalmann & Co. Inc.	550,000
Total	2,000,000

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to certain conditions precedent, including the absence of any material adverse change in the business and the receipt of customary legal opinions, letters and certificates and the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares of common stock are taken.

The underwriters have an option to buy up to 300,000 additional shares of common stock from us to cover sales of shares of common stock by the underwriters which exceed the number of shares specified in the table above. The underwriters may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus supplement. If any additional shares of common stock are purchased, the underwriters will offer the additional shares of common stock on the same terms as those on which the shares are being offered.

The underwriters initially propose to offer the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriters. Sales of common stock outside the United States may be made by affiliates of the underwriters.

Commissions and Discounts

The following table summarizes the public offering price, underwriting discount and proceeds before expenses to us assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock:

	Total
		Without	With
		Over-	Over-
	Per Share	Allotment	Allotment
Public offering price	$14.50	$29,000,000	$33,350,000
Underwriting discount	0.79	1,580,000	1,817,000

Proceeds, before expenses, to us	$13.71	$27,420,000	$31,533,000

The expenses of the offering, not including the underwriting discount and commissions, payable by us are estimated to be $250,000.

Quotation on the NASDAQ Global Market

Our common stock is listed on The NASDAQ Global Market under the symbol “MIND.” Our registrar and transfer agent for our common stock is American Stock Transfer & Trust Company, New York, New York.

Indemnification

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement. We have also agreed to contribute to payments the underwriters may be required to make in respect of such liabilities.

No Sales of Similar Securities

We and each of our executive officers and directors have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our shares of common stock or securities convertible into or exercisable or exchangeable for our common stock for ninety (90) days after the date of this prospectus supplement without first obtaining the written consent of the Representative. The 90-day “lock-up” period during which we and our executive officers and directors are restricted from engaging in transactions in our common stock or securities convertible into or exercisable or exchangeable for our common stock is subject to extension in the event that either (i) during the last 17 days of the “lockup” period, we issue an earnings or financial results release or material news or a material event relating to us occurs, or (ii) prior to the expiration of the “lock-up” period, we announce that we will release earnings or financial results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” period will be extended until the expiration of the 18-day period beginning on the issuance of the earnings or financial results release or the occurrence of the material news or material event, as applicable, unless the underwriters waive, in writing, such an extension.

Price Stabilization, Short Positions

In order to facilitate the offering of the shares of common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may sell more shares of common stock than they are obligated to purchase under the underwriting agreement, creating a short position. The underwriters must close out any short position by purchasing shares of common stock in the open market. A short position may be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchased in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of our common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or slow a decline in the market price of our common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

A prospectus in electronic format may be made available on websites maintained by the underwriters. Internet distributions will be allocated by each underwriter on the same basis as other allocations.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares of common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Switzerland

This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. The shares of common stock may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to the shares of common stock may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the shares of common stock in Switzerland.

European Economic Area(1)

To the extent that the offer of the shares of common stock are made in any Member State of the European Economic Area that has implemented the Prospectus Directive before the date of publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in the Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in the Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require us to publish a prospectus pursuant to the Prospectus Directive.

In relation to each Member State of the European Economic Area1 which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities,

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, or

(c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out below. In relation to each Relevant Member State, each purchaser of shares of common stock (other than the underwriters) will be deemed to have represented, acknowledged and agreed that it will not make an offer of shares of common stock to the public in any Relevant Member State, except that it may, with effect from and including the date

      (1) The EU plus Ireland, Norway and Liechtenstein

on which the Prospectus Directive is implemented in the Relevant Member State, make an offer of shares of common stock to the public in that Relevant Member State at any time in any circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive, provided that such purchaser agrees that it has not and will not make an offer of any shares of common stock in reliance or purported reliance on Article 3(2)(b) of the Prospectus Directive. For the purposes of this provision, the expression an “offer of Shares to the public” in relation to any shares of common stock in any Relevant Member State has the same meaning as in the preceding paragraph.

Certain of the underwriters and their affiliates may from time to time in the future provide to us and our affiliates certain commercial banking, financial advisory, investment banking and other services in the ordinary course of their business, for which they would receive customary fees and commissions. In addition, Peter H. Blum, who serves as the Non-Executive Chairman of our Board of Directors, is also Vice Chairman and Head of Capital Markets of Ladenburg Thalmann. From time to time certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas, as our counsel. Certain legal matters will be passed upon for the underwriters by Proskauer Rose L.L.P., New York, New York.

EXPERTS

The consolidated financial statements of Mitcham Industries, Inc. as of January 31, 2011 and 2010, and for each of the years in the three-year period ended January 31, 2011, have been incorporated by reference herein in reliance upon the reports of Hein & Associates LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the “SEC”) (File No. 333-172935) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”). The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any documents that are filed at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the public reference section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov.

You should rely only on the information provided in, and incorporated by reference in, this prospectus supplement and the prospectus and the registration statement. We have not authorized anyone else to provide you with different information. Our securities are not being offered in any state where the offer is not permitted. You should assume that the information in this prospectus supplement is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this registration statement and prospectus the documents listed below, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus supplement, and the information that we later file with the SEC will automatically update and supersede this information. The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	our Annual Report on Form 10-K for the year ended January 31, 2011;

•	our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2011;

•	our Definitive Proxy Statement on Schedule 14A filed on May 31, 2010 (those parts incorporated by reference in our Form 10-K); and

•	The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on November 18, 1994, including any amendments or reports filed for the purposes of updating this description.

These reports contain important information about us, our financial condition and our results of operations.

All future documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) before the termination of the offering of securities under this prospectus supplement shall be deemed to be incorporated in this prospectus supplement by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of these filings at no cost by writing or telephoning us at the following address and telephone number:

Mitcham Industries, Inc.
P.O. Box 1175,
Huntsville, Texas, 77342-1175
(936) 291-8700
Attention: Robert P. Capps

We also maintain a website at http://www.mitchamindustries.com. However, the information on, or accessible through, our website is not part of this prospectus supplement.

Prospectus

$60,000,000

Debt Securities
Common Stock
Preferred Stock
Warrants

We may offer and sell the securities listed above from time to time in one or more offerings in one or more classes or series.

The aggregate initial offering price of the securities that we will offer will not exceed $60,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. The securities may be offered separately or together in any combination.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered. A prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

We may sell these securities directly or through agents, underwriters or dealers, or through a combination of these methods. See “Plan of Distribution.” The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. The prospectus supplement will also show you the total amount of money that we will receive from selling the securities being offered, after the expenses of the offering. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

Investing in any of our securities involves risk. Please read carefully the information included and incorporated by reference in this prospectus and in any applicable prospectus supplement for a discussion of the factors you should consider before deciding to purchase our securities. See “Risk Factors” beginning on page 2 of this prospectus.

Our common stock is traded on The Nasdaq Global Market under the symbol “MIND.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 3, 2011.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration or continuous offering process. Using this process, we may offer up to $60,000,000 of any combination of the securities described in this prospectus in one or more offerings. In this prospectus (including the documents incorporated by reference), we have summarized material provisions of contracts and other documents, which are included as exhibits to the registration statement. For a complete description of their terms, you should review the full text of the documents.

This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide you with a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include additional risk factors or other considerations applicable to that offering. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus is neither an offer to sell nor a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You should not assume the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the documents.

Except as otherwise set forth in this prospectus, “the Company,” “we,” “our,” and “us” refer to Mitcham Industries, Inc. and its consolidated subsidiaries.

MITCHAM INDUSTRIES, INC.

We are engaged directly and through our wholly owned subsidiaries in the leasing of seismic equipment to the oil and gas industry throughout the world. We are also engaged in the sale of new and used seismic equipment and in the design, manufacture and sale of marine seismic equipment. We operate our business in two segments, equipment leasing and equipment manufacturing. We lease and sell geophysical and other equipment used primarily by seismic data acquisition contractors to perform seismic data acquisition surveys on land, in transition zones (marsh and shallow water areas) and marine areas. We conduct our operations on a worldwide basis and believe that we are the world’s largest independent lessor of seismic equipment.

We were incorporated in Texas in 1987. We are a publicly traded corporation with principal executive offices located at 8141 SH 75 South, P.O. Box 1175, Huntsville, Texas 77342. Our common stock is traded on The NASDAQ Global Select Market under the symbol “MIND.”

RISK FACTORS

An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, any Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. Please read “Cautionary Statement Regarding Forward-Looking Statements.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference in this prospectus, our filings with the SEC, which are incorporated by reference herein, and our public releases, including, but not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management, assumptions regarding our future performance and plans, our liquidity and capital resources, and any financial guidance provided therein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “budget,” “predict,” “project,” “expect” and similar expressions identify these forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those discussed in “Risk Factors” in our Annual Report on Form 10-K for the year ended January 31, 2011 and our subsequent SEC filings, as well as those factors summarized below:

•	our future financial position and results of operations;

•	international and economic instability;

•	planned capital expenditures;

•	our business strategy and other plans for future operations;

•	the future mix of revenues and business;

•	our relationship with suppliers;

•	our ability to retain customers;

•	our liquidity and access to capital;

•	the effect of seasonality on our business;

•	future demands for our services; and

•	general conditions in the energy industry and seismic service industry.

We largely base these forward-looking statements on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control.

Although we believe our estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. Our assumptions about future events may prove to be inaccurate. We caution you that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure you that those statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the year ended January 31, 2011 and our subsequent SEC filings, which are incorporated by reference herein. All forward-looking statements speak only as of the date of this prospectus, or as of the date of the document incorporated by reference herein, as applicable. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of the securities offered hereby for general corporate purposes, including repayment or refinancing of debt, acquisitions, working capital, capital expenditures, and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short term marketable securities or apply them to the reduction of other short term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods presented:

	Years Ended January 31,
	2011	2010	2009	2008	2007

Ratio of earnings to fixed charges	9.99	2.02	44.26	82.38	50.38

For purposes of calculating the ratio of consolidated earnings to fixed charges:

•	“earnings” is the aggregate of the following items: pre-tax income from continuing operations; and

•	“fixed charges” means the sum of the following: (1) interest expensed and capitalized, (2) amortized premiums, discounts and capitalized expenses related to indebtedness and (3) an estimate of the interest within rental expense.

DESCRIPTION OF DEBT SECURITIES

The Debt Securities will be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate indentures among us, the Subsidiary Guarantors (defined below) of such Debt Securities, if any, and a trustee to be determined (the “Trustee”). To the extent any of our Debt Securities are guaranteed by Subsidiary Guarantors, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to add any Subsidiary Guarantors as co-registrants. Senior Debt Securities will be issued under a “Senior Indenture” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together, the Senior Indenture and the Subordinated Indenture are called “Indentures.”

The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in the prospectus supplement.

Unless the Debt Securities are guaranteed by our subsidiaries as described below, the rights of Mitcham Industries, Inc. and our creditors, including holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter’s liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourself be a creditor with recognized claims against such subsidiary.

We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The Debt Securities will be our unsecured obligations.

The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined) as described under “— Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any Subordinated Debt Securities. If the prospectus supplement so indicates, the Debt Securities will be convertible into our common stock.

If specified in the prospectus supplement respecting a particular series of Debt Securities, and upon the filing of a post-effective amendment to the registration statement of which this prospectus forms a part to add such Subsidiary Guarantors as co-registrants one or more subsidiary guarantors identified therein (each a “Subsidiary Guarantor”), will fully and unconditionally guarantee (the “Subsidiary Guarantee”) that series as described under “— Subsidiary Guarantee” and in the prospectus supplement. Each Subsidiary Guarantee will be an unsecured obligation of the Subsidiary Guarantor. A Subsidiary Guarantee of Subordinated Debt Securities will be subordinated to the Senior Debt of the Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt.

The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be issued will be offered for sale and will describe the following terms of such Debt Securities:

(1) the title of the Debt Securities;

(2) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

(3) whether any Subsidiary Guarantor will provide a Subsidiary Guarantee of the Debt Securities;

(4) any limit on the aggregate principal amount of the Debt Securities;

(5) each date on which the principal of the Debt Securities will be payable;

(6) the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;

(7) each place where payments on the Debt Securities will be payable;

(8) any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

(9) any sinking fund or other provisions that would obligate us to redeem or otherwise repurchase the Debt Securities;

(10) the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

(11) whether the Debt Securities are defeasible;

(12) any addition to or change in the Events of Default;

(13) whether the Debt Securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

(14) any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

(15) any other terms of the Debt Securities not inconsistent with the provisions of the Indenture.

Debt Securities, including any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof (“Original Issue Discount Securities”), may be sold at a substantial discount below their principal amount. Special U.S. federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special U.S. federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than U.S. dollars may be described in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinate in right of payment to the prior payment in full of all of our Senior Debt, including the Senior Debt Securities, and it may also be senior in right of payment to all of our Subordinated Debt. The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

•	the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshalling of assets or any bankruptcy, insolvency or similar proceedings;

•	the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods during which we will be prohibited from making payments on the Subordinated Debt Securities; and

•	the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

The prospectus supplement will also describe as of a recent date the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.

The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the Subordinated Debt Securities as described under “— Legal Defeasance and Covenant Defeasance.”

Subsidiary Guarantee

If specified in the prospectus supplement and upon the filing of a post-effective amendment to the registration statement of which this prospectus forms a part to add such Subsidiary Guarantors as co-registrants, one or more of the Subsidiary Guarantors will guarantee the Debt Securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the Subsidiary Guarantee of the Subsidiary Guarantor.

Subject to the limitations described below and in the prospectus supplement, one or more of the Subsidiary Guarantors will jointly and severally, fully and unconditionally guarantee the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all our payment obligations under the Indentures and the Debt Securities of a series, whether for principal of, premium, if any, or interest on the Debt Securities or otherwise (all such obligations guaranteed by a Subsidiary Guarantor being herein called the “Guaranteed Obligations”). The Subsidiary Guarantors will also pay all expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee in enforcing any rights under a Subsidiary Guarantee with respect to a Subsidiary Guarantor.

In the case of Subordinated Debt Securities, a Subsidiary Guarantor’s Subsidiary Guarantee will be subordinated in right of payment to the Senior Debt of such Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt. No payment will be made by any Subsidiary Guarantor under its Subsidiary Guarantee during any period in which payments by us on the Subordinated Debt Securities are suspended by the subordination provisions of the Subordinated Indenture.

Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Subsidiary Guarantee will be a continuing guarantee and will:

(1) remain in full force and effect until either (a) payment in full of all the applicable Debt Securities (or such Debt Securities are otherwise satisfied and discharged in accordance with the provisions of the applicable Indenture) or (b) released as described in the following paragraph;

(2) be binding upon each Subsidiary Guarantor; and

(3) inure to the benefit of and be enforceable by the applicable Trustee, the Holders and their successors, transferees and assigns.

In the event that (a) a Subsidiary Guarantor ceases to be a Subsidiary, (b) either legal defeasance or covenant defeasance occurs with respect to the series or (c) all or substantially all of the assets or all of the Capital Stock of such Subsidiary Guarantor is sold, including by way of sale, merger, consolidation or otherwise, such Subsidiary Guarantor will be released and discharged of its obligations under its Subsidiary Guarantee without any further action required on the part of the Trustee or any Holder, and no other person acquiring or owning the assets or Capital Stock of such Subsidiary Guarantor will be required to enter into a Subsidiary Guarantee. In addition, the prospectus supplement may specify additional circumstances under which a Subsidiary Guarantor can be released from its Subsidiary Guarantee.

Form, Exchange and Transfer

The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in that connection. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series.

If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part.

Global Securities

Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

Notwithstanding any provision of the Indentures or any Debt Security described in this prospectus, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless:

(1) the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, and in either case we fail to appoint a successor Depositary within 90 days;

(2) an Event of Default with respect to the Debt Securities represented by such Global Security has occurred and is continuing and the Trustee has received a written request from the Depositary to issue certificated Debt Securities;

(3) subject to the rules of the Depositary, we shall have elected to terminate the book-entry system through the Depositary; or

(4) other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

All certificated Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct.

As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities that it represents for all purposes under the Debt Securities and the applicable Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for those interests and will not be considered to be the owners or Holders of such Global Security or any Debt Securities that it represents for any purpose under the Debt Securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions may require that some purchasers of Debt Securities take physical delivery of such Debt Securities in certificated form. These laws may impair the ability to transfer beneficial interests in a Global Security.

Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) or any such participant (with respect to interests of Persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Subsidiary Guarantors, the Trustees or the agents of us, the Subsidiary Guarantors or the Trustees will have any responsibility or liability for any aspect of the Depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest.

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on Debt Securities in certificated form may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee under the Senior Indenture in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series.

All money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment.

Consolidation, Merger and Sale of Assets

Unless otherwise specified in the prospectus supplement, we may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a “successor Person”), and may not permit any Person to consolidate with or merge into us, unless:

(1) the successor Person (if not us) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

(2) immediately before and after giving pro forma effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

(3) several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement, are met.

The successor Person (if not us) will be substituted for us under the applicable Indenture with the same effect as if it had been an original party to such Indenture, and, except in the case of a lease, we will be relieved from any further obligations under such Indenture and the Debt Securities.

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

(1) failure to pay principal of or any premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(2) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(3) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

(4) failure to perform or comply with the provisions described under “— Consolidation, Merger and Sale of Assets”;

(5) failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in such Indenture;

(6) any Debt of ourself, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, each such Subsidiary Guarantor, is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Debt unpaid or accelerated exceeds $20.0 million;

(7) any judgment or decree for the payment of money in excess of $20.0 million is entered against us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, remains outstanding for a period of 60 consecutive days following entry of such judgment and is not discharged, waived or stayed;

(8) certain events of bankruptcy, insolvency or reorganization affecting us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor; and

(9) if any Subsidiary Guarantor has guaranteed such series, the Subsidiary Guarantee of any such Subsidiary Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the applicable Indenture) or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the applicable Indenture).

If an Event of Default (other than an Event of Default with respect to Mitcham Industries, Inc. described in clause (8) above) with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security) to be due and payable immediately, together with any accrued and unpaid interest thereon. If an Event of Default with respect to Mitcham Industries, Inc. described in clause (8) above with respect to the Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable, together with any accrued and unpaid interest thereon. After any such acceleration and its consequences, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default with respect to that series, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture. For information as to waiver of defaults, please read “— Modification and Waiver” below.

Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, no Trustee will be under any obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series.

No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

(1) such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series;

(2) the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable security or indemnity, to the Trustee to institute such proceeding as trustee; and

(3) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security or, if applicable, to convert such Debt Security.

We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults.

Modification and Waiver

We may modify or amend an Indenture without the consent of any holders of the Debt Securities in certain circumstances, including:

(1) to evidence the succession under the Indenture of another Person to us or any Subsidiary Guarantor and to provide for its assumption of our or such Subsidiary Guarantor’s obligations to holders of Debt Securities;

(2) to make any changes that would add any additional covenants of us or the Subsidiary Guarantors for the benefit of the holders of Debt Securities or that do not adversely affect the rights under the Indenture of the Holders of Debt Securities in any material respect;

(3) to add any additional Events of Default;

(4) to provide for uncertificated notes in addition to or in place of certificated notes;

(5) to secure the Debt Securities;

(6) to establish the form or terms of any series of Debt Securities;

(7) to evidence and provide for the acceptance of appointment under the Indenture of a successor Trustee;

(8) to cure any ambiguity, defect or inconsistency;

(9) to add Subsidiary Guarantors; or

(10) in the case of any Subordinated Debt Security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any Holder of Senior Debt.

Other modifications and amendments of an Indenture may be made by us, the Subsidiary Guarantors, if applicable, and the applicable Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

(2) reduce the principal amount of, or any premium or interest on, any Debt Security;

(3) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof;

(4) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security;

(5) impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any Debt Security;

(6) modify the subordination provisions in the case of Subordinated Debt Securities, or modify any conversion provisions, in either case in a manner adverse to the Holders of the Subordinated Debt Securities;

(7) except as provided in the applicable Indenture, release the Subsidiary Guarantee of a Subsidiary Guarantor;

(8) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

(9) reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

(10) modify such provisions with respect to modification, amendment or waiver; or

(11) following the making of an offer to purchase Debt Securities from any Holder that has been made pursuant to a covenant in such Indenture, modify such covenant in a manner adverse to such Holder.

The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture. The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series.

Each of the Indentures provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

(1) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of maturity to such date;

(2) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security;

(3) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (1) or (2) above, of the amount described in such clause); and

(4) certain Debt Securities, including those owned by us, any Subsidiary Guarantor or any of our other Affiliates, will not be deemed to be Outstanding.

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding Debt Securities of that series on the record date may take such action. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

Satisfaction and Discharge

Each Indenture will be discharged and will cease to be of further effect as to all outstanding Debt Securities of any series issued thereunder, when:

either:

(1) (a) all outstanding Debt Securities of that series that have been authenticated (except lost, stolen or destroyed Debt Securities that have been replaced or paid and Debt Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b) all outstanding Debt Securities of that series that have been not delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such Debt Securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date;

(2) we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Debt Securities of that series; and

(3) we have delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the Debt Securities of that series have been satisfied.

Legal Defeasance and Covenant Defeasance

To the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have our obligations discharged under provisions relating to defeasance and discharge of indebtedness, which we call “legal defeasance,” or relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series, which we call “covenant defeasance.”

Legal Defeasance

The Indentures provide that, upon our exercise of our option (if any) to have the legal defeasance provisions applied to any series of Debt Securities, we, and, if applicable, each Subsidiary Guarantor will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to convert, exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things:

(1) we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

(2) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit or, with respect to any Event of Default described in clause (8) under “— Events of Default,” at any time until 121 days after such deposit;

(3) such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument (other than the applicable Indenture) to which we are a party or by which we are bound;

(4) in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any Senior Debt and no other event of default with respect to any Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

(5) we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940.

Covenant Defeasance

The Indentures provide that, upon our exercise of our option (if any) to have the covenant defeasance provisions applied to any Debt Securities, we may fail to comply with certain restrictive covenants (but not with respect to conversion, if applicable), including those that may be described in the applicable prospectus supplement, and the occurrence of certain Events of Default, which are described above in clause (5) (with respect to such restrictive covenants) and clauses (6), (7) and (9) under “Events of Default” and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any series of Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments.

If we exercise either our legal defeasance or covenant defeasance option, any Subsidiary Guarantee will terminate.

Notices

Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register.

Title

We, the Subsidiary Guarantors, the Trustees and any agent of us, the Subsidiary Guarantors or a Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York.

The Trustee

We will enter into the Indentures with a Trustee that is qualified to act under the Trust Indenture Act of 1939, as amended, and with any other Trustees chosen by us and appointed in a supplemental indenture for a particular series of Debt Securities. We may maintain a banking relationship in the ordinary course of business with our Trustee and one or more of its affiliates.

Resignation or Removal of Trustee

If the Trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the Trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the applicable Indenture. Any resignation will require the appointment of a successor Trustee under the applicable Indenture in accordance with the terms and conditions of such Indenture.

The Trustee may resign or be removed by us with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the Debt Securities of any series may remove the Trustee with respect to the Debt Securities of such series.

Limitations on Trustee if It Is Our Creditor

Each Indenture will contain certain limitations on the right of the Trustee, in the event that it becomes our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Certificates and Opinions to Be Furnished to Trustee

Each Indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an Indenture, every application by us for action by the Trustee must be accompanied by an Officers’ Certificate and an Opinion of Counsel stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

DESCRIPTION OF CAPITAL STOCK

Our certificate of incorporation authorizes us to issue (i) 21,000,000 shares of capital stock, consisting of 20,000,000 shares of common stock, par value $.01 per share, of which 9,947,794 shares were outstanding as of March 18, 2011, and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share, of which none were outstanding as of March 18, 2011. The summary is also subject to applicable provisions of our amended and restated articles of incorporation.

Common Stock

Our common shareholders are entitled to one vote per share of common stock in the election of directors and on all other matters on which shareholders are entitled or permitted to vote. Holders of our common stock do not have cumulative voting rights. Therefore, subject to any voting rights that may be later granted to holders of any preferred stock we may issue, under our bylaws, holders of a plurality of the common stock present in person or represented by proxy at the meeting and entitled to vote can elect all of our directors. Subject to the rights of any outstanding series of our preferred stock, our common shareholders are entitled to dividends when and if declared by our board of directors out of funds legally available for that purpose. Our common stock is not subject to any calls or assessments. Upon liquidation or dissolution, our common shareholders are entitled to share ratably in all net assets distributable to shareholders after payment of any liquidation preferences to holders of our preferred stock. Holders of our common stock have no redemption, conversion or preemptive rights.

Preferred Stock

We can issue up to 1,000,000 shares of our preferred stock in one or more series without shareholder approval, in one or more series, and can determine, for any series of preferred stock, the terms and rights of the series, including:

•	the number of shares, designation and stated value of the series;

•	the rate and times at which dividends will be payable on shares of the series, any preferences of such dividends over other shares of the series or shares of other series or classes of our capital stock, and the status of dividends as cumulative or non-cumulative;

•	any prices, times and terms at or on which shares of the series may be redeemed;

•	any obligation of ours to purchase or redeem shares of the series pursuant to a sinking or purchase fund for shares of the series, and the terms of any such obligation;

•	any rights to convert shares of the series into, or exchange shares of the series for, shares of any other class of our capital stock;

•	the voting rights, if any, for shares of the series;

•	any rights and preferences of shares of the series upon any liquidation, dissolution or winding up of our affairs or any distribution of our assets;

•	any conditions or restrictions upon the creation of indebtedness, issuances of any additional stock, or payment of dividends or the making of other distributions on the purchase, redemption or other acquisition of any of our outstanding capital stock; and

•	any other relative rights, powers, preferences, qualifications, limitations or restrictions of any series.

Any issuance of our preferred stock may adversely affect the voting powers or rights of the holders of our common stock.

Effect of Certain Provisions of our Bylaws and the Texas Affiliated Business Combinations Statute.

We are subject to Section 21.606 of the Texas Business Organizations Code. That section prohibits Texas corporations from engaging in a wide range of specified transactions with any affiliated shareholder during the three-year period immediately following the affiliated shareholder’s acquisition of shares in the absence of certain board of director or shareholder approvals. An affiliated shareholder of a corporation is any person, other than the corporation and any of its wholly owned subsidiaries, that is or was within the preceding three-year period the beneficial owner of 20% or more of the outstanding shares of stock entitled to vote generally in the election of directors. Section 21.606 may deter any potential unfriendly offers or other efforts to obtain control of us that are not approved by our board. This may deprive our shareholders of opportunities to sell shares of our common stock at a premium to the prevailing market price.

Certain provisions in our bylaws may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. As discussed above, our board of directors can set the voting rights, redemption rights, conversion rights and other rights relating to authorized but unissued shares of preferred stock and could issue that stock in either private or public transactions. Preferred stock could be issued for the purpose of preventing a merger, tender offer or other takeover attempt which the board of directors opposes.

Transfer Agent And Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, New York, New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common stock. Warrants may be issued independently or together with Debt Securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

You should refer to the prospectus supplement relating to a particular issue of warrants for the terms of and information relating to the warrants, including, where applicable:

(1) the number of shares of common stock purchasable upon exercise of the warrants and the price at which such number of shares of common stock may be purchased upon exercise of the warrants;

(2) the date on which the right to exercise the warrants commences and the date on which such right expires (the “Expiration Date”);

(3) United States federal income tax consequences applicable to the warrants;

(4) the amount of the warrants outstanding as of the most recent practicable date; and

(5) any other terms of the warrants.

Warrants will be offered and exercisable for United States dollars only. Each warrant will entitle its holder to purchase such number of shares of common stock at such exercise price as is in each case set forth in, or calculable from, the prospectus supplement relating to the warrants. The exercise price may be subject to adjustment upon the occurrence of events described in such prospectus supplement. After the close of business on the Expiration Date (or such later date to which we may extend such Expiration Date), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of common stock, including the right to receive payments of any dividends on the common stock purchasable upon exercise of the warrants, or to exercise any applicable right to vote.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States (1) through underwriters, brokers or dealers; (2) directly to purchasers, including our affiliates and shareholders; (3) through agents, (4) at prevailing market prices by us directly or through a designated agent, including sales made directly or through the facilities of The Nasdaq Global Market or any other securities exchange or quotation or trading service on which such securities may be listed, quoted or traded at the time of sale or (5) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters, brokers, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or public offering price of the securities;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents;

•	any securities exchange or market on which the securities may be listed.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account for resale to the public, either on a firm commitment basis or a best efforts basis. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

We may also make direct sales through subscription rights distributed to our existing shareholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our shareholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the debt securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell such securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any debt securities that we offer.

If dealers are used in the sale of securities, we will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities directly. In that case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase debt securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make.

Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Various legal matters, including the validity of the securities offered hereby, will be passed on for us by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of Mitcham Industries, Inc. appearing in Mitcham Industries, Inc.’s Annual Report (Form 10-K) for the year ended January 31, 2011 have been audited by Hein & Associates LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, including any documents incorporated herein by reference, constitutes a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement. You should refer to the registration statement and its related exhibits and schedules, and the documents incorporated herein by reference, for further information about our company and the securities offered in this prospectus. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC, and each such statement is qualified by this reference. The registration statement and its exhibits and schedules, and the documents incorporated herein by reference, are on file at the offices of the SEC and may be inspected without charge.

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

Our web page is located at http://mitchamindustries.com. Information on our web site or any other web site is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the

Exchange Act, excluding any information in those documents that is deemed by the rules of the SEC to be furnished not filed, until we close this offering:

•	our Annual Report on Form 10-K for the year ended January 31, 2011, including information specifically incorporated by reference from our Proxy Statement for our Annual Meeting of Shareholders, and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on November 18, 1994 pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendments and reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

All future documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) and until all offerings under this shelf registration statement are terminated shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address and telephone number:

Mitcham Industries, Inc.
8141 SH 75 South
P.O. Box 1175
Huntsville, Texas 7734
(936) 291-2277
Attention: Chief Financial Officer

2,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Global Hunter Securities

Ladenburg Thalmann & Co. Inc.

June 17, 2011